EXHIBIT 11

Tommy Hilfiger Corporation

Computation of Net Income Per Ordinary Share

(in thousands, except per share amounts)

	Nine Months Ended December 31,		Three Months Ended December 31,
	2003	2002	2003	2002
FINANCIAL STATEMENT PRESENTATION

BASIC

Weighted average shares outstanding	90,615	90,322	90,655	90,579

Earnings (loss) before cumulative effect of accounting change	$105,275	$30,187	$23,633	$(22,075)

Net income (loss)	$105,275	$(399,839)	$23,633	$(22,075)

Earnings (loss) per share before cumulative effect of accounting change	$1.16	$0.33	$0.26	$(0.24)

Net income (loss) per share	$1.16	$(4.43)	$0.26	$(0.24)

DILUTED

Weighted average shares outstanding	90,615	90,322	90,655	90,579

Net effect of dilutive stock options based on the treasury stock method using average market price	475	408	901	—

Total	91,090	90,730	91,556	90,579

Earnings (loss) before cumulative effect of accounting change	$105,275	$30,187	$23,633	$(22,075)

Net income (loss)	$105,275	$(399,839)	$23,633	$(22,075)

Earnings (loss) per share before cumulative effect of accounting change	$1.16	$0.33	$0.26	$(0.24)

Net income (loss) per share	$1.16	$(4.41)	$0.26	$(0.24)